EXHIBIT 99

MBT Financial Corp. Reports Preliminary
Third Quarter 2005 Results

MONROE, Michigan, October 3, 2005 - MBT Financial Corp., (Nasdaq: MBTF) (Company), the parent company of Monroe Bank & Trust (Bank), reported that it incurred additional credit related charges to earnings of $4.9 million in the third quarter of 2005. The charges, which equal 18 cents per diluted share after tax, were the result of the Bank’s sales of real estate collateral it had foreclosed on, commonly referred to as Other Real Estate Owned (OREO), the Bank’s review of the valuations of its remaining OREO and an increased provision for possible loan losses recorded for the quarter. As a consequence, the Company expects to record net income in the range of $0.13 to $0.15 per diluted share in the third quarter of 2005, compared to net income of $0.35 per diluted share in the third quarter of 2004.

H. Douglas Chaffin, President and CEO, commented, “In the third quarter we liquidated some of our non-performing assets (NPAs), realizing larger losses than we had anticipated. In addition, economic data indicates that the economy in southeastern Michigan is not recovering as strongly as the rest of the nation, rising fuel costs and interest rates may further impact the financial strength of our customers, and recently we have seen signs of weakness in the local real estate market.”

OREO sales in the third quarter of 2005 resulted in losses of $789,000. Following these losses, the Bank wrote down the value of its remaining holdings of OREO, resulting in additional expense of $569,000 for the third quarter. The Bank also reevaluated its loan portfolio in light of the current economic conditions. This resulted in a decision to increase the Provision for Loan Losses to $4.1 million in the third quarter of 2005. This is compared to the $600,000 provision recorded in both the third quarter of 2004 and the second quarter of 2005. This maintains the Company’s Allowance for Loan and Lease Losses (ALLL) at $12.6 million.

The Bank’s total NPAs, which includes nonaccrual loans, loans 90 days past due, and other real estate owned decreased $8.5 million, or 24.2% during the third quarter. Total NPAs are now $26.7 million, or 1.66% of total assets. Mr. Chaffin added, “Although we are not pleased with a special charge of this magnitude, the resulting decrease in NPAs represents significant progress from the high of $57.2 million in September, 2003. The adjustment to the Allowance provides reasonable assurance that we will be able to resolve the remaining NPAs without further significant charges to earnings.”

Earnings Announcement and Conference Call
MBT Financial Corp. expects to release results for its third quarter ended September 30, 2005 on Thursday, October 13. The Company will also hold a conference call to discuss third quarter results on Friday, October 14, at 10:00 a.m. Eastern Time. The call will be webcast and can be accessed at the Investor Relations/Corporate Profile page of MBT Financial Corp.’s web site www.MBandT.com. The call can also be accessed by calling (877) 407-8031. The event will be archived on the Company’s web site and available for one month following the call.

About the Company
MBT Financial Corp., is a single bank holding company headquartered in Monroe, Michigan. Founded in 1858, Monroe Bank & Trust is one of the largest community banks in Southeast Michigan, with more than $1.5 billion in assets. MBT is a full-service bank, offering personal and business accounts and complete credit options, along with the Wealth Management Group, one of the largest in the area. With 26 offices, 38 ATMs, PhoneLink telephone banking and eLink online banking, MBT prides itself on an incomparable level of service and access for its customers. Visit MBT’s web site at www.MBandT.com, where extensive financial and corporate information can be found in the Investor Relations section.

Forward-Looking Statements
Certain statements contained herein are not based on historical facts and are "forward-looking statements" within the meaning of Section 21A of the Securities Exchange Act of 1934. Forward-looking statements which are based on various assumptions (some of which are beyond the Company's control), may be identified by reference to a future period or periods, or by the use of forward-looking terminology, such as "may," "will," "believe," "expect," "estimate," "anticipate," "continue," or similar terms or variations on those terms, or the negative of these terms. Actual results could differ materially from those set forth in forward-looking statements, due to a variety of factors, including, but not limited to, those related to the economic environment, particularly in the market areas in which the company operates, competitive products and pricing, fiscal and monetary policies of the U.S. Government, changes in government regulations affecting financial institutions, including regulatory fees and capital requirements, changes in prevailing interest rates, acquisitions and the integration of acquired businesses, credit risk management, asset/liability management, the financial and securities markets and the availability of and costs associated with sources of liquidity. The Company undertakes no obligation to update or clarify forward-looking statements, whether as a result of new information, future events or otherwise.

FOR FURTHER INFORMATION:
H. Douglas Chaffin	John L. Skibski	Herbert J. Lock
Chief Executive Officer	Chief Financial Officer	Investor Relations
(734) 384-8123	(734) 242-1879	(734) 242-2603
doug.chaffin@mbandt.com	john.skibski@mbandt.com	herb.lock@mbandt.com